EXHIBIT 14

Effective as of December 28, 2007

AMENDED AND RESTATED

CODE OF BUSINESS CONDUCT AND ETHICS OF BROADPOINT SECURITIES GROUP, INC.

Introduction

Set forth herein is the Code of Business Conduct and Ethics (“the Code”) adopted by Broadpoint Securities Group, Inc. (the “Company”). This Code embodies the commitment of the Company to conduct our business in accordance with all applicable laws, rules and regulations and the highest ethical standards. All employees and members of our Board of Directors are expected to adhere to those principles and procedures set forth in this Code that apply to them. We also expect the consultants we retain generally to abide by this Code. For purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, Section I of this Code shall be our Code of Ethics for Senior Financial Officers (as defined below).

This Code does not supersede, but rather supplements existing Company policies and procedures already in place as stated in the Employee Policies Manual and other compliance and employee manuals of the Company. However, it should be noted that existing Company policies and procedures already in place, even where referenced herein, are not part of this Code.

SECTION I
A. Compliance and Reporting Employees and Directors should strive to identify and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt. Any employee or Director who becomes aware of any existing or potential violation of this Code should promptly notify (i) in the case of employees – supervisors, managers or the Legal Department and (ii) in the case of Directors and the Chief Executive Officer, the Chief Financial Officer and the Principal Accounting Officer (collectively, but not including the Directors, the “Senior Financial Officers”) – the Company’s General Counsel (we refer to such contacts as the “Appropriate Ethics Contacts”). The Company will take such disciplinary or preventive action as it deems appropriate to address any existing or potential violation of this Code brought to its attention.

Employees and Directors are encouraged to talk to Appropriate Ethics Contacts about observed or suspected illegal, improper or unethical behavior and when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of wrongdoing or misconduct by others made in good faith by employees and
Directors. Employees and Directors are expected to cooperate with internal investigations of wrongdoing or misconduct.

Any questions relating to how these policies should be interpreted or applied should be addressed to an Appropriate Ethics Contact.

B. Personal Conflicts of Interest
A “personal conflict of interest” occurs when an individual’s private interest improperly interferes with the interests of the Company. Personal conflicts of interest are prohibited as a matter of Company policy, unless they have been approved by the Company. In particular, an employee or Director must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person, including loans or guarantees of obligations, from any person or entity.

Service to the Company should never be subordinated to personal gain and advantage.
Conflicts of interest should, to the extent possible, be avoided.

Any employee or Director who is aware of a material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should discuss the matter promptly with an Appropriate Ethics Contact.

C. Public Disclosure
It is the Company’s policy that the information in its public communications, including
Securities and Exchange Commission filings, be full, fair, accurate, timely and understandable.
All employees and Directors who are involved in the Company’s disclosure process, including the Senior Financial Officers, are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company’s independent auditors. In addition, any employee or Director who has a supervisory role in the Company’s disclosure process has an obligation to discharge his or her responsibilities diligently.

D. Compliance with Laws, Rules and Regulations
It is the Company’s policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee and Director to adhere to the standards and restrictions imposed by those laws, rules and regulations.

To promote compliance with laws, rules, regulations and the policies of the Company, including insider trading rules, other securities laws, and discriminatory harassment prohibitions, the Company has established various compliance manuals and procedures and, where appropriate, has conducted information and training sessions.

No employee and Director who has access to confidential information is permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information about the Company or any other company for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. Refer to the Company’s policies related to Insider Trading and Handling Confidential Information in the Employees Policies Manual for more information regarding the Company’s policies and procedures with respect to trading in the Company’s and other securities. If you have any questions, please consult the Legal Department.

SECTION II
A. Corporate Opportunities
Employees and Directors owe a duty to the Company to advance the Company’s legitimate business interests when the opportunity to do so arises. Employees and Directors are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, employees and Directors are prohibited from using corporate property, information or position for personal gain or competing with the Company.

B. Confidentiality
In carrying out the Company’s business, employees and Directors often learn confidential or proprietary information about the Company, its clients or customers, prospective clients or customers, or other third parties. Employees and Directors must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including its businesses, financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed. Employees and Directors should refer to the Company’s policies on Handling Confidential Information for more detailed guidance.

C. Fair Dealing
We do not seek competitive advantages through illegal or unethical business practices.  Each employee and Director should endeavor to deal fairly with the Company’s clients, service providers, suppliers, competitors and employees. No employee or Director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with clients or customers. No gift or entertainment should ever be offered, given, provided or accepted by any employee or Director, family member of the foregoing or agent unless it:

•    is not a cash gift; and
•    is consistent with customary business practices; and
•    is not excessive in value; and
•    cannot be construed as a bribe or payoff; and
•    is in compliance with the firm’s policies on gifts and gratuities and does not violate any applicable laws or rules or regulations.

Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate. Please see the Company’s policies on Gifts and Gratuities in the Employee
Policies Manual and, when applicable, your department’s compliance manual.

D. Equal Employment Opportunity and Harassment The Company's focus in personnel decisions is on merit and contribution to the Company's success. Concern for the personal dignity and individual worth of every person is an indispensable element in the standard of conduct that the Company has set for itself. The Company affords equal employment opportunity to all qualified persons without regard to any impermissible criterion or circumstance. This means equal opportunity in regard to each individual's terms and conditions of employment and in regard to any other matter that affects in any way the working environment of the employee. The Company does not tolerate or condone any type of discrimination or harassment.

E. Protection and Proper Use of Company Assets All employees and Directors should endeavor to protect the Company’s property, electronic communications systems, information resources, facilities and equipment and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation to an Appropriate Ethics Contact. Company assets should not be used for non-Company business, although we recognize that incidental personal use may be permitted so long as it does not adversely affect the interests of the Company. Personal use of company assets must always be in accordance with Company policy. You should consult your supervisor for appropriate guidance and permission.

The obligation of employees and Directors to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It may also be illegal and result in civil or criminal penalties.

F. Health and Safety
The Company strives to provide each employee with a safe and healthful work environment. Each employee has a responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents,injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work, in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

G. Record-Keeping
The Company requires honest and accurate recording and reporting of information inorder to make responsible business decisions.

Employees and Directors regularly use business expense accounts, which must bedocumented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or the Chief Financial Officer of the Company. Refer to the Company’s Business Travel Policy in the Employee Policies Manual for further information regarding business expenses.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls and generally accepted accounting practices and principles. No one should rationalize or even consider misrepresenting facts or falsifying records.

Business records and communications often become public, and we should avoidexaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation or the threat of such litigation or investigation please consult the
Legal Department before any action is taken to destroy or discard records.

H. Payments to Government Personnel
The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, there are a number of federal and state laws and regulations regarding business gratuities which may be accepted by U.S. or state government personnel. The promise, offer or delivery to an official or employee of the U.S. government or a state government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. You must consult with the Legal Department prior to making such gifts.

SECTION III
Waivers of This Code

From time to time, the Company may waive certain provisions of this Code. Any employee or Director who believes that a waiver may be called for should discuss the matter with an Appropriate Ethics Contact. Waivers for executive officers (including Senior FinancialOfficers) or Directors of the Company may be made only by the Board of Directors, and shall be promptly disclosed to shareholders, along with the reasons for such waiver, as required by the Securities Exchange Commission and applicable Nasdaq listing requirements.

SECTION IV
Disclosure

This Code will be made available on the Company’s website.